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         FIRST CAPITAL, INC. REPORTS 20% FIRST QUARTER EARNINGS INCREASE

Corydon, Indiana--(BUSINESS WIRE)--April 25, 2008. First Capital, Inc. (NASDAQ:
FCAP - news), the holding company for First Harrison Bank (the "Bank"), today reported net income of $899,000 or $0.32 per diluted share for the quarter ended March 31, 2008, compared to $749,000 or $0.26 per diluted share for the quarter ended March 31, 2007.

The increase in earnings is due to increases in net interest income after provision for loan losses and noninterest income, partially offset by an increase in noninterest expense.

Net interest income after provision for loan losses increased $218,000 for the quarter ended March 31, 2008 as compared to the same prior year period. Interest income decreased $110,000 when comparing the periods as the average tax-equivalent yield of interest-earning assets decreased from 6.48% in the three-month period ended March 31, 2007 to 6.37% during the same period in 2008. Interest expense decreased $328,000 when comparing the periods as the average cost of interest-bearing liabilities decreased from 3.74% to 3.35%. The provision for loan losses remained unchanged at $225,000 for both periods in the comparison.

Noninterest income increased $64,000 for the three months ended March 31, 2008 as compared to the same period in 2007. Service charges on deposit accounts and the earnings from bank-owned life insurance increased $64,000 and $45,000, respectively, when comparing the two periods. The increase in cash surrender value of bank-owned life insurance was due to the purchase of $3.6 million of bank-owned life insurance in May 2007.

Noninterest expenses increased $80,000 during the three months ended March 31, 2008 as compared to the three months ended March 31, 2007. Occupancy expenses and professional services increased $49,000 and $30,000 when comparing the two periods. The increase in occupancy expense can be partially attributed to the opening of a new office in Salem, Indiana, in November 2007.

Total assets as of March 31, 2008 were $455.6 million compared to $453.2 million at December 31, 2007. The primary factors behind the increase in assets were a $10.1 million increase in cash and cash equivalents, partially offset by a decrease of $7.5 million in gross loans receivable. Cash and cash equivalents also increased due to growth in deposits and retail repurchase agreements of $3.9 million and $1.7 million, respectively. Nonperforming assets decreased from $6.5 million at December 31, 2007 to $6.4 million at March 31, 2008.

First Harrison Bank currently has twelve offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville and Salem. The Bank also has received regulatory approval to relocate its Edwardsville office within that town. Construction began on the new office in the first quarter of 2008. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Financial Services, a division of the Bank, offers non-FDIC insured investments to compliment the Bank's offering of traditional banking products and services.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

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                       FIRST CAPITAL, INC. AND SUBSIDIARY
                  Consolidated Financial Highlights (Unaudited)



                                                        THREE MONTHS ENDED
                                                             MARCH 31,
OPERATING DATA                                           2008            2007
                                                         ----            ----
(Dollars in thousands, except per share data)
Total interest income                               $   6,654       $     6,764
Total interest expense                                  3,117             3,445
                                                    ---------------------------
Net interest income                                     3,537             3,319
Provision for loan losses                                 225               225
                                                    ---------------------------
Net interest income after provision for
   loan losses                                          3,312             3,094
Total non-interest income                                 878               814
Total non-interest expense                              2,882             2,802
                                                    ---------------------------
Income before income taxes                              1,308             1,106
Income tax expense                                        409               357
                                                    ---------------------------
Net income                                          $     899       $       749
                                                    ===========================
Net income per common share, basic                        0.32             0.27
                                                    ===========================
Weighted average common shares
    outstanding basic                                2,807,152        2,823,487
Net income per common share, diluted                $     0.32      $      0.26
                                                    ===========================
Weighted average common shares
    outstanding - diluted                            2,824,456        2,848,301

OTHER FINANCIAL DATA


Cash dividends per share                            $     0.17      $      0.17
Return on average assets (annualized)                     0.79%            0.67%
Return on average equity (annualized)                     7.76%            6.75%
Net interest margin                                       3.44%            3.23%
Net overhead expense as a percentage
    of average assets (annualized)                        2.52%            2.50%



                                                      MARCH 31,     DECEMBER 31,
BALANCE SHEET INFORMATION                               2008           2007
                                                        ----           ----
(Dollars in thousands)
Cash and cash equivalents                           $ 25,117        $  15,055
Investment securities                                 72,630           74,041
Gross loans receivable                               329,207          336,695
Allowance for loan losses                              2,275            2,232
Earning assets                                       420,469          417,358
Total assets                                         455,630          453,179
Deposits                                             332,041          328,151
FHLB debt                                             56,644           60,694
Repurchase agreements                                 17,245           15,562
Stockholders' equity                                  46,755           45,736
Non-performing assets:
    Nonaccrual loans                                   4,390            4,879
    Accruing loans past due 90 days                      914              795
    Foreclosed real estate                             1,125              833

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